SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                           THE SECURITIES ACT OF 1934


          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 5, 1999



                             CYBEROPTICS CORPORATION
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Minnesota                  (0-16577)         41-1472057
----------------------------------------------------         ----------
     (State or other jurisdiction of   COMMISSION FILE NO.   (I.R.S. Employer
      incorporation or organization)                         Identification No.)


        5900 Golden Hills Drive
         MINNEAPOLIS, MINNESOTA                              55416
----------------------------------------                     -----
(Address of principal executive offices)                     (Zip Code)


                                 (612) 542-5000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by CyberOptics Corporation (the "Company") on May 20, 1999 (the "Initial 8-K") to include certain financial information omitted from the Initial Report pursuant to Item 7(a)(4) of Form 8-K and the consent of independent certified accountants with respect to the audited financial statements included herein.

This Current Report on Form 8-K/A (including the financial statements and pro forma financial information included herein) contains forward looking statements regarding the product development efforts, estimated costs for product completion, potential product release dates, estimated cost of sales and estimated product sales growth rates for certain technology under development by HAMA Laboratories, Inc. (HAMA) and recently acquired by the Company. Such forward looking statements are subject to substantial risks over which the Company may have little or no control.

Further, although the Company believes the assumptions upon which the accounting treatment of the acquired HAMA net assets are appropriate, there can be no assurances that such accounting treatment, upon review by the Securities and Exchange Commission (the SEC), will not be questioned and that adjustments to the purchase accounting will not be required by the SEC.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         a) Financial statements of the business acquired and interim financial information.

                  The balance sheet as of December 31, 1998 and the related statements of operations, shareholders' equity and cash flows of HAMA for the year then ended and the report of Mohler, Nixon & Williams, independent accountants, thereon, together with the notes thereto, are located at pages 4 through 13 of the Amendment No. 1 to the Current Report on Form 8-K.

                  The unaudited balance sheet as of March 31, 1999 and the related statements of operations and cash flows of HAMA for the three months ended March 31, 1999 and 1998, and the notes thereto are located at pages 14 through 17 of the Amendment No. 1 to Current Report on Form 8-K.

         b)       Pro forma financial information

                  The unaudited pro forma combined balance sheet as of March 31, 1999, and the unaudited pro forma combined statements of income for the year ended December 31, 1998, and for the three months ended March 31, 1999, and the notes thereto are located at pages 18 through 28 of the Amendment No. 1 to Current Report on Form 8-K.

         c)       Exhibits

         Exhibit Number          Description
         --------------          -----------

         *2.1                    Asset Purchase Agreement

         *2.2                    Escrow Agreement

         *20.1                   Press Release

         23.1                    Consent of Mohler, Nixon & Williams


---------
*Filed with the first filing of this Form 8-K

                             HAMA LABORATORIES, INC.

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1998

To the Board of Directors
and Shareholders of
HAMA Laboratories, Inc.

                         INDEPENDENT ACCOUNTANTS' REPORT

            We have audited the accompanying balance sheet of HAMA Laboratories, Inc. as of December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

            We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HAMA Laboratories, Inc. as of December 31, 1998, and the results of its operations, shareholders' equity and cash flows for the year then ended, in conformity with generally accepted accounting principles.




                                       MOHLER, NIXON & WILLIAMS
                                       Accountancy Corporation

Campbell, California
February 19, 1999, except for
Note 7 as to which the date is
July 8, 1999.

HAMA LABORATORIES, INC.
Balance sheet as of December 31, 1998
--------------------------------------------------------------------------------
Assets

Cash and cash equivalents                                              $277,907
Accounts receivable, net                                                156,373
Inventories                                                              47,092
--------------------------------------------------------------------------------
Total current assets                                                    481,372
--------------------------------------------------------------------------------
Property and equipment, net                                               6,740
--------------------------------------------------------------------------------
Total assets                                                           $488,112
================================================================================
Liabilities and shareholders' equity

Accounts payable                                                       $ 44,240
Other accrued expenses                                                   26,161
--------------------------------------------------------------------------------
Total current liabilities                                                70,401
--------------------------------------------------------------------------------
Common stock - no par value;
     1,000,000 shares authorized;
     200,000 shares issued and outstanding                                1,600
Retained earnings                                                       416,111
--------------------------------------------------------------------------------
Total shareholders' equity                                              417,711
--------------------------------------------------------------------------------
Total liabilities and shareholders' equity                             $488,112
================================================================================


                     See independent accountants' report and
                   accompanying notes to financial statements.

HAMA LABORATORIES, INC.
Statement of operations for the year ended December 31, 1998
--------------------------------------------------------------------------------
Net sales                                                           $ 2,150,441

Cost of sales                                                           506,535
--------------------------------------------------------------------------------
Gross profit                                                          1,643,906
--------------------------------------------------------------------------------
Engineering, research and development                                   383,728
Marketing and selling                                                   110,337
General and administrative                                              325,229
--------------------------------------------------------------------------------
Total operating expenses                                                819,294
--------------------------------------------------------------------------------
Income from operations                                                  824,612

Interest expense                                                           (172)
Interest income                                                           8,125
--------------------------------------------------------------------------------
Income before income taxes                                              832,565

Provision for income taxes                                                1,210
--------------------------------------------------------------------------------
Net income                                                          $   831,355
================================================================================


                     See independent accountants' report and
                   accompanying notes to financial statements.

HAMA LABORATORIES, INC.
Statement of shareholders' equity for the year ended December 31, 1998
--------------------------------------------------------------------------------

                             Common stock                              Total
                         -------------------        Retained       shareholders'
                          Shares      Amount        earnings          equity
--------------------------------------------------------------------------------
December 31, 1997        200,000      $1,600        $304,756         $306,356

Distributions                                       (720,000)        (720,000)

Net income                                           831,355          831,355
--------------------------------------------------------------------------------
December 31, 1998        200,000      $1,600        $416,111         $417,711
================================================================================



                     See independent accountants' report and
                   accompanying notes to financial statements.

HAMA LABORATORIES, INC.
Statement of cash flows for the year ended December 31, 1998
--------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                                        $ 831,355
    Adjustments to reconcile net income to net
    cash provided by operating activities:
        Depreciation                                                      2,224
        Changes in assets and liabilities:
            Accounts receivable                                         128,932
            Inventories                                                   8,872
            Prepaid expenses and other                                      800
            Accounts payable                                            (59,822)
            Other accrued expenses                                        7,668
--------------------------------------------------------------------------------
Net cash provided by operations                                         920,029
--------------------------------------------------------------------------------
Cash flows from financing activities:
    Distributions to shareholders                                      (720,000)
    Repayment of shareholder loan                                         2,927
--------------------------------------------------------------------------------
Net cash used by financing activities                                  (717,073)
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents                               202,956
Cash and cash equivalents at beginning of year                           74,951
--------------------------------------------------------------------------------
Cash and cash equivalents at end of year                              $ 277,907
================================================================================

Supplemental cash flow information:
--------------------------------------------------------------------------------
Income taxes paid during the year                                     $   1,210
Interest paid during the year                                         $     172


                     See independent accountants' report and
                   accompanying notes to financial statements.

                             HAMA LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1998

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

       HAMA Laboratories, Inc. (the Company) was incorporated in California in May 1993. The Company designs, manufactures and markets laser-based sensory products primarily for the semiconductor equipment manufacturing industry.

ESTIMATES -

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant area requiring the use of management's estimates relates to the determination of the allowance for doubtful accounts.

CASH EQUIVALENTS -

       The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents consist of a money market account in a single bank.

CONCENTRATION OF CREDIT RISK -

       The Company's product revenues are concentrated in sales to the semiconductor equipment manufacturing industry, which is a highly competitive, and rapidly changing industry. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company's operating results.

       Financial investments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The credit risk in the Company's accounts receivable is mitigated by the fact that the Company performs ongoing credit evaluations of its customer's financial condition and accounts receivable are primarily derived from customers in California. Generally, no collateral is required. As of December 31, 1998, no reserves were deemed necessary for estimated credit losses.

       Net sales include sales to one customer of approximately $1,200,000 in 1998. Accounts receivable from this customer was approximately $74,000 at December 31, 1998. Sales to this customer were at the Company's normal trade payment terms.

       Net purchases include purchases from three vendors of approximately $217,000 in 1998. Accounts payable to these vendors was approximately $25,000 at December 31, 1998.

INVENTORIES -

       Inventories are stated at the lower of cost or market value, with cost determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT -

       Property and equipment are stated at cost. Depreciation is computed on the straight-line method based on the estimated useful life of three to five years of the respective assets.

REVENUE RECOGNITION -

       Sales are recognized at the time of shipment.

RESEARCH AND DEVELOPMENT -

       Research and development costs are charged to operations as incurred.

ADVERTISING -

       Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 1998 was approximately $61,000.

INCOME TAXES -

       The Company has elected Subchapter S tax treatment. Accordingly, income or loss of the Company is passed through to the shareholders and is reported on their individual income tax returns. A California tax on Subchapter S corporations of 1.5% of taxable income was paid for 1998.

NOTE 2 - INVENTORIES:

       Inventories at December 31, 1998 consist of:

       Purchased parts and
        materials                                   $43,371
       Work-in-process                                2,419
       Finished goods                                 1,302
                                                    -------

                                                    $47,092
                                                    =======

NOTE 3 - PROPERTY AND EQUIPMENT:

       Property and equipment at December 31, 1998 consist of:

       Computer                                      $1,570
       Office equipment                               8,507
                                                     ------

                                                     10,077

       Less accumulated depreciation                  3,337
                                                     ------

                                                     $6,740
                                                     ======

       Depreciation expense for 1998 was $2,224.

NOTE 4 - FINANCING ARRANGEMENTS:

       The Company has a credit agreement with a bank that provides for a $50,000 line of credit to finance working capital requirements. The line of credit is generally for a one-year period. Borrowings on the line of credit bear interest at 11.5%. There were no outstanding borrowings under the line of credit at December 31, 1998 or during 1998.

NOTE 5 - EMPLOYEE BENEFIT PLANS:

       The Company contributed approximately $74,000 to employees during 1998 under a SEP-IRA arrangement. Contributions are allocated to employees based on 15% of the their annual compensation, up to limits as defined in the Internal Revenue Code, and vest immediately.

NOTE 6 - COMMITMENTS:

       The Company entered into a facility lease agreement for a period of one year, which commenced on August 1, 1998 and requires monthly payments through July 31, 1999 of approximately $4,500. Rent expense for 1998 was approximately $45,000.

NOTE 7 - SUBSEQUENT EVENT:

       The Company's shareholders sold substantially all of the net assets to CyberOptics Corporation in 1999. In connection with this sale, the Company paid bonuses to employees in the aggregate amount of approximately $50,000 in May 1999.

                             HAMA LABORATORIES, INC.
                                  BALANCE SHEET
                                   (Unaudited)
                      (In thousands, except share amounts)


                                                                 MARCH 31, 1999
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                  $322
Accounts receivable, net                                                    272
Inventories                                                                  54
--------------------------------------------------------------------------------
                Total current assets                                        648
Property and equipment, net                                                   7
--------------------------------------------------------------------------------
                Total assets                                               $655
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable                                                           $ 42
Other accrued expenses                                                       84
--------------------------------------------------------------------------------
                Total current liabilities                                   126
Shareholders' equity:
   Common stock, no par value, 1,000,000 shares
     authorized, 200,000 shares issued
     and outstanding                                                          2
   Retained earnings                                                        527
--------------------------------------------------------------------------------
                Total shareholders' equity                                  529
--------------------------------------------------------------------------------
                Total liabilities and shareholders' equity                 $655
================================================================================

SEE THE ACCOMPANYING NOTE TO INTERIM FINANCIAL STATEMENTS.

                             HAMA LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)
                                 (In thousands)


                                                    THREE MONTHS ENDED MARCH 31,
                                                               1998         1999
--------------------------------------------------------------------------------
Net sales                                                      $638         $499
Cost of sales                                                   132          101
--------------------------------------------------------------------------------
    Gross profit                                                506          398
Research and development expenses                               105          105
Selling, general and administrative expenses                     87          124
--------------------------------------------------------------------------------
    Income from operations                                      314          169
Interest income, net                                             --            2
--------------------------------------------------------------------------------
    Income before income taxes                                  314          171
Provision for income taxes                                       --           --
--------------------------------------------------------------------------------
    Net income                                                 $314         $171
================================================================================

SEE THE ACCOMPANYING NOTE TO INTERIM FINANCIAL STATEMENTS.

                             HAMA LABORATORIES, INC.
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (In thousands)


                                                    THREE MONTHS ENDED MARCH 31,
                                                             1998          1999
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                              $ 314         $ 171
    Adjustments to reconcile net income to
      net cash provided by operating
      activities:
      Depreciation and amortization                             1             1
      Changes in operating assets and
           liabilities:
           Accounts receivable                                (16)         (116)
           Inventories                                        (40)           (7)
           Accounts payable                                   (35)           (3)
           Other accrued expenses                              55            58
--------------------------------------------------------------------------------
             Net cash provided
              by operating activities                         279           104

CASH FLOWS FROM FINANCING ACTIVITIES:
    Distributions to shareholders                            (120)          (60)

Increase in cash and cash equivalents                         159            44
Cash and cash equivalents - beginning
    of period                                                  75           278
--------------------------------------------------------------------------------
Cash and cash equivalents - end of period                   $ 234         $ 322
================================================================================

SEE THE ACCOMPANYING NOTE TO INTERIM FINANCIAL STATEMENTS.

                      Notes to Interim Financial Statements

                                 March 31, 1999


1.     Interim Reporting:

The interim financial statements presented herein as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, are unaudited; however, in the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented.

The results of operations for the three month period ended March 31, 1999, do not necessarily indicate the results to be expected for the full year. These interim financial statements should be read in conjunction with the audited financial statements of HAMA as of and for the year ended December 31, 1998, and notes thereto, contained in this Amendment No. 1 to the Current Report on Form 8-K.

                        CyberOptics Corporation and HAMA

              Pro Forma Financial Information - Narrative Overview
                                   (Unaudited)

The following unaudited pro forma combined balance sheet as of March 31, 1999 and statements of income for the year ended December 31, 1998, and for the three months ended March 31, 1999, give effect to the acquisition of substantially all of the net assets of HAMA by CyberOptics Corporation ("the Company") using the purchase method of accounting. The unaudited pro forma combined financial statements combine the historical consolidated balance sheet and statement of operations of the Company and the historical balance sheet and statement of operations of HAMA (collectively "the Entities"). The unaudited pro forma combined balance sheet as of March 31, 1999, assumes the Entities were combined as of March 31, 1999. The unaudited pro forma combined statements of income for the year ended December 31, 1998 and for the three months ended March 31, 1999, assume the Entities were combined effective January 1, 1998.

The unaudited pro forma combined financial statements give effect to (i) the acquisition of HAMA, (ii) the payment of $7.0 million in cash in connection with the acquisition of the assets of HAMA, and (iii) other adjustments described in the accompanying notes.

The unaudited pro forma combined financial statements are not necessarily indicative of the financial position or results of operations of the Company as they may be in the future or as they might have been for the periods presented had the Entities actually been combined effective January 1, 1998 or as of the date of the unaudited pro forma balance sheet. The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the historical financial statements of CyberOptics, as filed on Form 10-K for the year ended December 31, 1998 and on Form 10-Q for the three month period ended March 31, 1999, and the historical financial statements of HAMA, including the notes to such financial statements, as of December 31, 1998 and for the year then ended, and as of March 31, 1999 and for the three month periods ended March 31, 1999 and 1998, as set forth in this Form 8-K/A-1. The pro forma adjustments are based upon information available at this time and upon certain assumptions that CyberOptics management believes are reasonable in the circumstances.

CYBEROPTICS CORPORATION
PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 1999
(IN THOUSANDS)
(UNAUDITED)

                                                 HISTORICAL           HISTORICAL        PRO FORMA              PRO FORMA
                                               CYBEROPTICS(1)           HAMA(2)        ADJUSTMENTS             COMBINED
                                               --------------       --------------    --------------        --------------
                          ASSETS

Cash and cash equivalents                      $       17,474       $          322    $       (7,166)(3)    $       10,630
Marketable securities                                  10,129                                                       10,129
Accounts receivable, net                                5,949                  272                                   6,221
Inventories                                             5,552                   54                                   5,606
Other current assets                                    1,455                   --                                   1,455
                                               --------------       --------------    --------------        --------------

TOTAL CURRENT ASSETS                                   40,559                  648            (7,166)               34,041

Marketable securities                                  12,284                                                       12,284
Equipment and leasehold improvements, net               2,546                    7                                   2,553
Capitalized patent costs, net                             142                                                          142
Other assets, net                                         731                                    260(4)                991
Intangibles                                                                                    5.866(4)              5,866
                                               --------------       --------------    --------------        --------------

TOTAL ASSETS                                   $       56,262       $          655    $       (1,040)       $       55,877
                                               ==============       ==============    ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                               $        1,480       $           42    $                     $        1,522
Income taxes payable                                      767                                                          767
Accrued expenses                                        2,026                   84                                   2,110
                                               --------------       --------------    --------------        --------------

TOTAL CURRENT LIABILITIES                               4,273                  126                --                 4,399
                                               --------------       --------------    --------------        --------------

Commitments and contingencies

STOCKHOLDERS' EQUITY

Preferred stock, no par value, 5,000 shares
   authorized, none outstanding
Common stock, no par value, 25,000 shares
   authorized, 4,960 shares issued
   and outstanding                                     32,912                    2                (2)(5)            32,912

                                                                                                (527)(5)
Retained earnings                                      19,077                  527              (511)(4)            18,566
                                               --------------       --------------    --------------        --------------

TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                51,989                  529            (1,040)               51,478
                                               --------------       --------------    --------------        --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $       56,262       $          655    $       (1,040)       $       55,877
                                               ==============       ==============    ==============        ==============


The accompanying notes are an integral part of the unaudited pro forma combined balance sheet.

                             CYBEROPTICS CORPORATION
                    NOTES TO PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1999
                                 (IN THOUSANDS)
                                   (UNAUDITED)


(1) Reflects the historical balance sheet of CyberOptics Corporation as derived from the Company's unaudited balance sheet as of March 31, 1999 as filed on Form 10-Q.

(2) Reflects the historical unaudited balance sheet of HAMA as derived from the historical unaudited balance sheet of HAMA as of March 31, 1999.

(3) Adjustment reflects the $6,996 cash consideration paid for the purchase of substantially all of the assets of HAMA and the estimated $170 of related transaction costs.

(4) Adjustment reflects the portion of the purchase price allocated to current technology, purchased in-process research and development and the related deferred tax asset, trademarks and goodwill. Valuation of the purchased in-process research and development, current technology and trademarks was conducted by an independent third-party appraisal company. The purchase price exceeded the estimated fair value of tangible assets acquired and liabilities assumed by approximately $6,637. This excess purchase price was allocated first to purchased in-process research and development and the related deferred tax asset, current technology and trademarks, with the residual value allocated to goodwill.

The table below is a summary of the preliminary amounts allocated to current technology, purchased in-process research and development and the related deferred tax asset, trademarks and goodwill:

            Cash                                                     $    6,996
            Direct acquisition costs                                        170
            HAMA liabilities assumed                                        126
                                                                     -----------

               Total purchase price                                       7,292


            Estimated fair value of tangible assets acquired
            (approximates recorded book value)                              655
                                                                     -----------



            Purchase price in excess of estimated fair value of
            tangible assets acquired                                 $    6,637
                                                                     ===========

            Estimated fair value of purchased in-process research
            and development and goodwill:
               Current technology                                         4,065
               In-process research and development, net of tax              511
               Deferred tax assets                                          260
               Trademarks                                                    82
               Goodwill                                                   1,719
                                                                     -----------

                                                                     $    6,637
                                                                     ===========

The purchased in-process research and development consists of HAMA's current projects to develop laser-based proximity sensors for robotic semiconductor wafer handling which can potentially be used in a vacuum environment and laser micrometers that will potentially determine the orientation and alignment of semiconductor wafers during the production process. The technology under development for use in these laser-based sensors utilizes a complex combination of optical components, firmware and electronics, along with customized microprocessors and mechanical designs. Specific in-process projects as of the date of acquisition include development of Laser-Based Vacuum Proximity Sensors, Six-Inch Laser Micrometers, Mini Through Beam Micrometers and Customizable Kit Micrometers. The Company is uncertain whether the technology being developed for either the proximity sensors or the laser micrometers will ultimately meet the technical specifications required for semiconductor wafer handling or be commercially acceptable.

Based upon an independent third-party appraisal, management estimates that $771,100 of the purchase price represents the fair value of purchased in-process research and development related to proximity sensors and laser micrometers that have not yet reached technological feasibility and have no alternative future uses. Based on a valuation prepared by an independent third party appraiser, the acquired in-process research and development is allocable to the four in-process projects as follows:

Vacuum Proximity Sensors: $82,000         Six-Inch Laser Micrometers: $210,000

Mini Through Beam Micrometers: $55,000    Customizable Kit Micrometers: $424,100

These amounts were expensed as a non-recurring, charge upon consummation of the acquisition. These amounts have been reflected as a reduction in stockholders' equity and have not been included in the unaudited pro forma combined statements of income due to their non-recurring nature.

The independent third-party appraiser utilized the alternative income valuation approach to determine the estimated fair value of the purchased in-process research and development. These estimates are based on the following assumptions:


* The estimated revenues are based upon projected average annual revenue growth rates for the proximity sensors and the laser micrometers once each technology individually reaches a point of technological feasibility and market release. These projections assume that the HAMA sensors under development achieve a market share of less than 5% of the factory automation sensor market. Estimated total revenues projected for sales of proximity sensors and laser micrometers to be developed using the purchased in-process research and development peak in the year 2002 and decline rapidly starting in 2003 through 2005 as the next generation of these systems are expected to enter the market. These projections are based on estimates made by the Company's management of the estimated sales potential for individual customers, estimated market growth rates (supported by independent market data), expected trends in technology and the nature and projected timing of the introduction of the next generation of systems.

* The estimated costs of sales as a percentage of revenues are based on the estimated costs that management believes could be achieved by HAMA without considering any synergies due to the acquisition by the Company.

* The estimated selling general and administrative expenses are based on the estimated expense levels of HAMA through year 2001, and are based primarily on expense levels of similar companies and other industry comparisons for the years 2002 through 2005, without considering any synergies due to the acquisition by the Company.

* The discount rate utilized in the alternative income valuation approach is based on the weighted average cost of capital (WACC). The WACC calculation produces the average required rate of return of an investment in an operating enterprise. The WACC estimated by the independent third-party appraiser for CyberOptics, as a corporate business enterprise, is 23.2%. The discount rate used in the alternative valuation approach was 35%. This discount rate is higher than the WACC due to the inherent uncertainties in the estimates described above including the uncertainty surrounding the successful development of the purchased in-process research and development, the estimated useful life of such completed research and development, the profitability levels of such completed research and development and the uncertainty of technological advances that are unknown at this time

The Company estimated that the purchased in-process research projects related to the vacuum proximity sensors, the six-inch laser micrometers, the through beam micrometers, and the customizable kit micrometers were 25%, 70%, 20% and 70% complete, respectively, as of the acquisition date. These estimates were based upon research and development costs incurred to date compared to total estimated development costs for each project. As of the date of acquisition, the estimated cost to complete the vacuum proximity sensors project to a point of technological feasibility was approximately $150,000, expected to be incurred in the remainder of 1999. As of the date of the acquisition, the estimated cost to complete the new six-inch laser micrometers, mini through beam micrometers and the customizable kit micrometers to a point of technological feasibility was approximately $122,000, $240,000 and $43,000, respectively, expected to be incurred primarily in the twelve month period following the acquisition. These estimates are subject to change, given uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.

As of the date of acquisition, the Company estimated that the initial vacuum proximity sensor product to be developed from the purchased in-process research and development may be introduced during the third quarter of 1999. As of the date of acquisition, the Company anticipated that the initial six-inch laser micrometer product to be developed from the purchased in-process research and development may be introduced during fourth quarter of 1999. The anticipated introduction date for the customizable kit micrometers is the fourth quarter of 1999 and the through beam micrometer is targeted for introduction in mid-2000. The Company expects that all the purchased in-process research and development will reach technological feasibility. However, even if technological feasibility is achieved (of which there can be no assurance) there can be no assurance that the commercial viability of the purchased in-process research and development projects will achieve management's expectations.

As of the date of acquisition, the nature of the development efforts related to the purchased in-process research and development projects, as well as the efforts required to complete development of those projects into commercially viable products are discussed below:

Laser-Based Vacuum Proximity Sensors - Early stage development efforts have focused on preliminary mechanical and electrical designs, and the completion of early stage prototypes. Environmental and functional testing have just begun on the early prototypes. Development to be completed includes obtaining feedback from the prototype testing and determining the level of additional design work required to complete final mechanical, electrical and optical designs. Once these processes are completed, management believes that beta prototypes will be developed and final testing will be performed on the beta units.

Six-Inch Laser Micrometers - Development has focused on completion of the preliminary mechanical, electrical, CCD (Charge coupled device) receiver and optics designs. Development prototypes have been completed and initial tests have been performed. Based on the feedback received from the prototype testing, additional development efforts will be focused on design changes required for the six-inch micrometer to meet additional technical specifications. If it is determined that additional development efforts will potentially allow for development of a product that will meet its specifications, additional prototypes will be developed. Further functional testing will be performed and management believes that beta units will then be developed.

Mini Through Beam Micrometers - This product is in the early stages of development, and efforts have focused preliminary on mechanical, electrical and optical designs. Once preliminary design efforts are completed, prototypes will be developed and tested. Future development efforts will depend on the results of these prototype test results. However, management would anticipate future development and testing of beta units following this prototype testing.

Customizable Kit Micrometers - Development has focused on completion of the preliminary mechanical, electrical, CCD receiver and optics designs. Prototypes have been completed and initial field testing is underway. Initial test results indicate that the prototypes are performing up to specification in one application. However, testing in multiple unique applications will be necessary before the preliminary testing on adaptability of the modular components will be completed. Other opportunities for testing prototype in other applications are being sought. It is anticipated that design changes and modifications to the firmware will be needed as test results are accumulated and analyzed. If it is determined that additional development efforts will potentially allow for development of a product that will meet technical specifications, additional prototypes will be developed. Further functional testing will be performed and management then believes that beta units will be developed and tested.

 If these products are not successfully developed the sales and profitability of the combined company may be adversely affected in future periods.

(5) Adjustment reflects the elimination of HAMA's historical stockholders' equity.

CYBEROPTICS CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1998
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                                   HISTORICAL        HISTORICAL        PRO FORMA              PRO FORMA
                                                 CYBEROPTICS(1)        HAMA(2)        ADJUSTMENTS             COMBINED
                                                 --------------    --------------    --------------        --------------
Revenues                                         $       36,636    $        2,150    $                     $       38,786
Cost of revenues                                         16,499               506                                  17,005
                                                 --------------    --------------    --------------        --------------

Gross margin                                             20,137             1,644                --                21,781

Research and development costs                            7,072               384                                   7,456
                                                                                               (124)(5)
Selling, general and administrative expenses              9,881               435               838 (3)            11,031
                                                 --------------    --------------    --------------        --------------

Income from operations                                    3,184               825              (715)                3,294

Interest income (expense), net                            2,220                 7              (394)(4)             1,833
                                                 --------------    --------------    --------------        --------------

Income from operations                                    5,404               832            (1,109)                5,127

Provision for income taxes                                1,735                 1              (128)(6)             1,608
                                                 --------------    --------------    --------------        --------------

Net income                                       $        3,669    $          831    $         (981)       $        3,519
                                                 ==============    ==============    ==============        ==============

Net income per share - Basic                     $         0.71                                            $         0.68

Net income per share - Diluted                   $         0.69                                            $         0.66

Weighted average shares outstanding - Basic               5,192                                                     5,192

Weighted average shares outstanding - Diluted             5,320                                                     5,320


The accompanying notes are an integral part of the unaudited pro forma combined statement of income.

                             CYBEROPTICS CORPORATION
                 NOTES TO PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                   (UNAUDITED)


(1) Reflects the historical results of operations of CyberOptics as derived from the Company's statement of operations for the year ended December 31, 1998 as filed on Form 10-K.

(2) Reflects the historical results of operations of HAMA as derived from the statement of operations of HAMA for the year ended December 31, 1998, contained elsewhere in this Amendment No. 1 to the Current Report on Form 8-K.

(3) Adjustment reflects the annual amortization charge resulting from amortization of the $5.9 million of identifiable intangibles assets and goodwill, over an estimated useful life of 7 years.

(4) Adjustment reflects the reduction of interest income resulting from the liquidation of investments or the use of cash to complete the acquisition. The estimated rate of return on investments and the cash balance was 5.5%.

(5) Adjustment reflects contractual reductions in compensation level for executive officers who have entered into employment contracts pursuant to which they will be compensated by the Company at levels lower than their historical compensation. Such employees are expected to perform duties and responsibilites similar to those performed prior to the acquisition by the Company. Such adjustment is considered necessary to fairly present the impact of the acquisition..

(6) Adjustment reflects the estimated income tax impact of the above adjustments (3), (4), (5) and the historical net income of HAMA for the year ended December 31, 1998.

CYBEROPTICS CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 1999
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                                   HISTORICAL        HISTORICAL        PRO FORMA              PRO FORMA
                                                 CYBEROPTICS(1)        HAMA(2)        ADJUSTMENTS             COMBINED
                                                 --------------    --------------    --------------        --------------

Revenues                                         $        7,705    $          499    $                     $        8,204
Cost of revenues                                          3,537               101                                   3,638
                                                 --------------    --------------    --------------        --------------

Gross margin                                              4,168               398                --                 4,566

Research and development Costs                            1,752               105                                   1,857
                                                                                                (31)(5)
Selling, general and administrative expenses              2,164               125               210 (3)             2,468
                                                 --------------    --------------    --------------        --------------

Income from operations                                      252               168              (179)                  241

Interest income (expense), net                              530                 2               (99)(4)               433
                                                 --------------    --------------    --------------        --------------

Income from operations                                      782               170              (277)                  675

Provision for income taxes                                  230                --               (40)(6)               190
                                                 --------------    --------------    --------------        --------------

Net income                                       $          552    $          170    $         (237)       $          485
                                                 ==============    ==============    ==============        ==============

Net income per share - Basic                     $         0.11                                            $         0.10

Net income per share - Diluted                   $         0.11                                            $         0.10

Weighted average shares outstanding - Basic               4,955                                                     4,955

Weighted average shares outstanding - Diluted             5,039                                                     5,039


The accompanying notes are an integral part of the unaudited pro forma combined statement of income.

                             CYBEROPTICS CORPORATION
                 NOTES TO PRO FORMA COMBINED STATEMENT OF INCOME
                 FOR THE YEAR THREE MONTHS ENDED MARCH 31, 1999
                                   (UNAUDITED)


(1) Reflects the historical results of operations of CyberOptics as derived from the Company's statement of operations for the three months ended March 31, 1999 as filed on Form 10-Q.

(2) Reflects the historical unaudited results of operations of HAMA as derived from the unaudited statement of operations of HAMA for the three months ended March 31, 1999.

(3) Reflects the estimated quarterly amortization charge resulting from amortization of the $5.9 million of identifiable intangible assets and goodwill, over an estimated useful life of 7 years.

(4) Adjustment reflects the reduction of interest income resulting from the liquidation of investments or the use of cash to complete the acquisition. The estimated rate of return on investments and the cash balance was 5.5%.

(5) Adjustment reflects contractual reductions in compensation levels for executive officers who have entered into employment contracts pursuant to which they will be compensated by the Company at levels lower than their historical compensation. Such employees are expected to perform duties and responsibilites similar to those performed prior to the acquisition by the Company. Such adjustment is considered necessary to fairly present the impact of the acquisition.

(6)    Adjustment reflects the estimated income tax impact of adjustments (3),
       (4), (5) and the historical net income of HAMA for the three months ended March 31, 1999.

                                   SIGNATURES

             Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CYBEROPTICS CORPORATION


                                       By /s/ Steven M. Quist
                                          -------------------
                                          Steven M. Quist, President

Dated: July 19, 1999